Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-233649

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock	382,187 shares	$61.77	$23,607,690.99	$2,861.25
(1)	In the event of a stock split, stock dividend, or similar transaction involving Middlesex Water Company’s (the “Registrant”) Common Stock, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement filed hereby registers unsold shares of the Registrant’s Common Stock issuable under the Registrant’s existing Investment Plan.
(2)	Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on September 3, 2019.

______________________________________

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 6, 2019)

382,187 Shares

Middlesex Water Company

Investment Plan

A Direct Share Purchase and Sale and Dividend Reinvestment Plan for
Middlesex Water Company Common Stock, no Par Value

Middlesex Water Company (“Middlesex” or the “Company”) is offering 382,187 shares of its common stock, no par value (“Middlesex Common Stock”) under the Middlesex Water Company Investment Plan (the “Plan”), a direct share purchase, sale and dividend reinvestment plan that is designed to provide investors with a convenient method to purchase shares of Middlesex Common Stock and to reinvest cash dividends in the purchase of additional shares. First time investors and existing registered shareholders who hold freely tradable shares of Middlesex Common Stock can submit requests to buy shares of Middlesex Common Stock without opening up a brokerage account. Although the Plan contemplates the continued payment of quarterly dividends, the Company can make no assurances in that regard.

Middlesex Common Stock is listed on the NASDAQ Global Select Market under the symbol “MSEX.” On September 3, 2019, the closing price of Middlesex Common Stock on the NASDAQ Global Select Market was $61.42 per share.

Investing in Middlesex Common Stock involves risks. See “Risk Factors” beginning on page S-2 of this prospectus supplement, page 4 of the accompanying prospectus, page 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and page 26 of our Quarterly Report on Form 10-Q for the period ended June 30, 2019, as updated by reports and documents we file with the Securities and Exchange Commission that are incorporated by reference herein.

______________________________________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement. If any other information or representations are given or made, you must not rely on them as having been authorized.

______________________________________

This Prospectus Supplement is dated September 6, 2019

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Middlesex,” “Company,” “we,” “us,” “our” or similar references mean Middlesex Water Company, and its subsidiaries. In this prospectus supplement references to “$” or “dollars” are to the lawful currency of the United States.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Middlesex Common Stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated September 6, 2019, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 we have filed with the SEC, under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may find the registration statement, including exhibits, on the SEC’s website at www.sec.gov. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

Neither the delivery of this prospectus supplement nor any sale made hereunder should be deemed to imply that there has been no change in the affairs of the Middlesex Water Company since the date of this prospectus supplement or that the information herein is correct as of any time subsequent to its date. This prospectus supplement relates only to the Middlesex Common Stock offered hereby and is not to be relied upon in connection with the purchase or sale of any other securities in the Middlesex Water Company.

This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of Middlesex Common Stock in any state or other jurisdiction to any person to whom it is unlawful to make such an offer or solicitation.

S-i

SUMMARY

The following summary description of the Middlesex Water Company Investment Plan (the “Plan”) is qualified by reference to the full text of the Plan which appears in this prospectus supplement.

•	If you do not currently own any shares of Middlesex Common Stock at all, you may join the Plan by completing an enrollment form and either making an initial investment of at least $500.00, up to a maximum of $10,000.00, or authorizing monthly deductions of at least $25.00 from a qualified bank account for the purchase of Middlesex Common Stock.
•	If you currently own at least one share of Middlesex Common Stock registered in your name, you may participate in the Plan by simply completing and returning an enrollment form.
•	Once you have enrolled, you may purchase additional shares of Middlesex Common Stock through additional optional cash payments of $25.00 or more (maximum $25,000.00 per calendar quarter).
•	Purchase in dollar amounts, rather than a certain number of shares of Middlesex Common Stock, so you can own fractional shares.
•	Save money. Through the Plan, you can purchase and sell shares of Middlesex Common Stock directly, rather than dealing with a stockbroker. Fees charged by our Plan Agent, Broadridge Corporate Issuer Solutions, Inc., are generally lower than commissions and fees charged by a stockbroker.
•	Choose to buy additional Middlesex Common Stock with automatic monthly deductions from your bank account or by check. Eligible employees of the Company (and its subsidiary companies and affiliated companies) have the additional option of utilizing automatic payroll deductions to purchase shares of Middlesex Common Stock.
•	As a participant, you may (but are not required to) deposit your Middlesex Common Stock certificates with the Plan Agent for safekeeping.
•	Benefit from opportunities when the Company may make shares of Middlesex Common Stock available to Plan participants at a discount from prevailing market prices.

RISK FACTORS

Participating in the Plan and investing in shares of Middlesex Common Stock involves risks. Before purchasing any shares of Middlesex Common Stock, you should carefully consider the specific factors discussed below, together with all the other information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or on our behalf we may provide to you in connection with this offering and the documents incorporated and deemed to be incorporated by reference herein and therein. For a further discussion of the risks, uncertainties and assumptions relating to our business, please see the discussion under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the period ended June 30, 2019, as updated by our annual, quarterly and other reports and documents we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in the shares of Middlesex Common Stock. In addition, you should consult your own financial and legal advisors before making an investment.

•	You will not know the price for the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

•	The price of shares of Middlesex Common Stock may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

•	Shares of Middlesex Common Stock deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan.

•	You will be treated as having received dividend income on the dividend payment date for Federal income tax purposes. Such dividends will generally give rise to a tax liability even though no cash was actually paid to you. This may create a liability for payment of income tax without providing you with immediate cash to pay this tax when it becomes due.

•	No discount will be available for shares of Middlesex Common Stock acquired in the open market or in privately negotiated transactions. From time to time, no discount may be available for any or all of initial purchases, optional purchase or reinvestment of dividends. For example, a discount for reinvestment of dividends will not insure the availability of a discount for optional cash purchases or initial investments. While a discount from market prices may be established for a particular period of time for shares of Middlesex Common Stock purchased directly from us, a discount for any one period of time will not insure the availability of the same or any other discount for future periods. We may, without giving you prior notice, change or eliminate the discount for any or all of the investment features of the Plan.

•	You bear the risk of loss from market price changes for shares of Middlesex Common Stock purchased under the Plan. Neither we nor the Plan Agent can give you any assurance that shares of Middlesex Common Stock purchased under the Plan will, at any particular time, be worth more or less than the amount you paid for them.

•	Other important factors and risks are identified in our most recent Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the period ended June 30, 2019, as updated by our annual, quarterly and other reports and documents we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, which are incorporated by reference into this prospectus supplement. You are encouraged to review these risks carefully.

MIDDLESEX WATER COMPANY

Middlesex Water Company’s principal executive offices are located at 485C Route 1 South, Suite 400, Iselin, New Jersey 08830. Our phone number is 732-634-1500.

Middlesex Water Company (“Middlesex” or the “Company”) has operated as a water utility in New Jersey since 1897, and in Delaware, through our wholly-owned subsidiary, Tidewater Utilities, Inc. (“Tidewater”), since 1992. We are in the business of collecting, treating, distributing and selling water for domestic, commercial, municipal, industrial and fire protection purposes. We also operate New Jersey municipal water, wastewater and storm water systems under contract and provide water and wastewater services in New Jersey and Delaware through our subsidiaries, including Tidewater (and Tidewater’s wholly owned subsidiaries, Southern Shores Water Company, LLC (“Southern Shores”), and White Marsh Environmental Systems, Inc. (“White Marsh”)) Tidewater Environmental Services, Inc. (“TESI”), Pinelands Water Company (“Pinelands Water”), Pinelands Wastewater Company (“Pinelands Wastewater”), Utility Service Affiliates, Inc. (“USA”), Utility Service Affiliates (Perth Amboy) Inc. (“USA-PA”), and Twin Lakes Utilities, Inc. (“Twin Lakes”). We are regulated as to the rates charged to customers for water and wastewater services, as to the quality of water service we provide and as to certain other matters. Only our USA, USA-PA and White Marsh subsidiaries are not regulated utilities as to their rates.

Our Middlesex System provides water service to approximately 61,000 retail customers, primarily in central New Jersey. The Middlesex System also provides water service under contract to municipalities in central New Jersey with a total population of approximately 219,000. Through our subsidiary, USA-PA, we operate the water supply system and wastewater system for the City of Perth Amboy, New Jersey. Our other New Jersey subsidiaries, Pinelands Water and Pinelands Wastewater, provide water and wastewater services to residents in Southampton Township, New Jersey. Our USA subsidiary operates the Borough of Avalon, New Jersey’s water utility, sewer utility and storm water system under a ten-year operations and maintenance contract. Under a marketing agreement with HomeServe USA, USA offers residential customers in New Jersey and Delaware a menu of water and wastewater related home maintenance programs.

Our Delaware subsidiaries, Tidewater and Southern Shores, provide water services to approximately 47,000 retail customers in New Castle, Kent and Sussex Counties, Delaware. Our TESI subsidiary provides regulated wastewater service to approximately 3,600 residential retail customers in Delaware. Our White Marsh subsidiary serves an additional 4,000 residential customers under unregulated operating contracts with various owners of small water and wastewater systems in Kent and Sussex Counties. Our Pennsylvania subsidiary, Twin Lakes, provides water services to approximately 120 customers in Shohola, Pennsylvania.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference, and in particular those factors referenced in the section “Risk Factors.”

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference, contain forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our expected financial condition, performance, prospects and earnings;
•	strategic plans for growth;
•	our expected liquidity needs during the upcoming fiscal year and beyond and the sources and availability of funds to meet our liquidity needs;
•	expected customer rates, consumption volumes, service fees, revenues, margins, expenses and operating results;
•	financial projections;
•	the expected amount of cash contributions to fund our retirement benefit plans, anticipated discount rates and rates of return on retirement benefit plan assets;
•	our the ability to pay dividends;
•	our compliance with environmental laws and regulations and estimations of the materiality of any related costs;
•	the safety and reliability of our equipment, facilities and operations;
•	trends;

•	the availability and quality of our water supply;
•	the decisions of governmental and regulatory bodies, including decisions to raise or lower customer rates;
•	the timeliness and outcome of regulatory commissions' actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions, taxes, permitting and other decisions;
•	changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts;
•	limitations on the availability of our water supplies or sources of water, or restrictions on our use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors;
•	changes in laws, governmental regulations and policies, including with respect to environmental, health and safety, water quality and emerging contaminants, public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections;
•	weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds flooding, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms and solar flares;
•	our ability to appropriately maintain current infrastructure, including our operational and information technology (“IT”) systems;
•	exposure or infiltration of our critical infrastructure, operational technology and IT systems, including the disclosure of sensitive or confidential information contained therein, through physical or cyber-attacks or other means;
•	our ability to obtain permits and other approvals for projects;
•	changes in our capital requirements;
•	our ability to control operating expenses and to achieve efficiencies in our operations; and
•	the intentional or unintentional actions of a third party, including contamination of our water supplies or water provided to our customers.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those indicated by these forward-looking statements, as well as those risks more fully discussed in the “Risk Factors” section in this prospectus supplement, the section of the accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Item 1A: Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K for the period ended December 31, 2018, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

Given these uncertainties, readers should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, we do not undertake to update any forward-looking statements after the date of this prospectus or the respective dates of documents incorporated by reference herein or therein that include forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. These materials may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please contact the SEC at (800) SEC-0330 for information on the operation of the Public Reference Room. In addition, our SEC filings are available to the public at the SEC’s Internet site at www.sec.gov and on our Internet site at www.middlesexwater.com

This prospectus supplement constitutes part of a Registration Statement on Form S-3 that we filed with the SEC. This prospectus supplement does not contain all of the information set forth in the Registration Statement, some parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement and all amendments and exhibits thereto.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus supplement or in any other subsequently filed document that also is incorporated by reference herein. Information we file later with the SEC will automatically update and supersede the information in this Prospectus Supplement and in documents incorporated by reference. We incorporate by reference the documents listed below:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 8, 2019;

(b)	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2019, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 6, 2019;

(d)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30 2019, filed on July 31, 2019;

(e)	Current Reports on Form 8-K filed with the SEC on January 29, 2019, April 22, 2019, April 25, 2019, May 22, 2019, July 2, 2019, July 25, 2019, August 5, 2019 and September 6, 2019 (in each case, except for information contained therein which is furnished rather than filed);

(f)	The material under the caption “Description of Capital Stock” in the Company’s Registration Statement on Form 8-A under Section 12(g) of the Exchange Act, which incorporates by reference the information under “Common Stock” in the prospectus constituting a part of the Company’s Registration Statement on Form S-1 (File No. 2-55058) and any subsequent amendments and reports filed for the purposes of updating such descriptions; and

(g)	All documents filed by the Company after the date of this prospectus supplement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering of the securities covered by this prospectus supplement, except as to any portion of any future report or document that is not deemed filed under such provisions.

Middlesex will provide you without charge, upon written or oral request, a copy of any of the documents incorporated by reference. Requests should be directed to: Middlesex Water Company, 485C Route 1 South, Suite 400, Iselin, New Jersey 08830, Attn: A. Bruce O’Connor, Senior Vice President, Treasurer and Chief Financial Officer (732) 638-7502.

THE MIDDLESEX WATER COMPANY INVESTMENT PLAN

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Middlesex Water Company Investment Plan (the “Plan”) is to promote long-term stock ownership among existing and new investors in Middlesex Water Company (“Middlesex” or the “Company”) by providing a convenient and economical method to purchase shares of the Company’s Common Stock, no par value (“Common Stock”) directly and reinvest cash dividends in shares of Common Stock without payment of a brokerage commission. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock or new investors in order to eliminate practices which we determine, in our sole discretion, to be inconsistent with the purposes of the Plan. Unless the context provides otherwise, references to “shares” are references to shares of Common Stock.

The Plan also provides us with a means of raising additional capital if we elect to directly sell newly issued shares of Common Stock.

PLAN ADVANTAGES

2.	What are some advantages of enrolling in the Plan?

• New investors can join the Plan by investing as little as $500.00, or up to a maximum of $10,000.00, and completing and returning an enrollment form. New investors also have the option of initiating an initial debit through the “Plan Wizard” link found online under Buy Stock Direct (http://shareholder.broadridge.com/middlesexwater).

• You can automatically build your investment over time by electing to have cash dividends on all or part of your shares automatically reinvested in shares of Common Stock at market prices.

• You may purchase additional shares of Common Stock through additional optional cash payments of $25 or more (maximum $25,000 per calendar quarter).

• You may purchase in dollar amounts, rather than a certain number of shares, so you can own fractional shares.

• Save money. Through the Plan, you can purchase and sell shares of Common Stock directly, rather than dealing with a stockbroker. You pay no commission or service charge on purchases made under the Plan. Fees charged by the Plan Agent for sales or certain other transactions are generally lower than commissions and fees charged by a stockbroker.

• Purchase Common Stock by authorizing a one-time online bank debit via the online process or by sending in a physical check and a completed Stock Purchase Form. For example, you may choose to purchase every month through automatic monthly deductions or periodically make occasional purchases by check. The Plan is designed for long term investors who wish to invest and build their share ownership over time.

• Peace of Mind. You may deposit your existing Common Stock certificates with the Plan’s agent for safekeeping, if you so desire. Shares purchased via book entry (where no certificate is issued to you directly) are held by the Plan’s agent and can be viewed by accessing your account electronically.

• If you are employed by the Company (or its subsidiaries and other affiliates), and are otherwise eligible to participate, you may make purchases through a program of regular payroll deductions.

ADMINISTRATION

3.	Who Administers the Plan?

Broadridge Corporate Issuer Solutions, Inc. is the Transfer Agent, Registrar and Administrator of the Plan (the “Plan Agent” or “Broadridge”). The Plan Agent keeps records, sends statements of account to Plan participants and performs other duties relating to the Plan. The Common Stock purchased in your Plan account will be registered in the name of the Plan Agent, or its nominee, as your agent. You may, at any time, withdraw all or any part of the shares held in your Plan account. Special arrangements may be made with the Plan Agent if you are an institution that is required by law to maintain physical possession of share certificates.

4.	How do I contact the Plan Agent regarding Common Stock, Sale or Dividend Reinvestment or Other Services?

Enrollment, purchase or sale of share requests and other transactions or services offered under the Plan should be directed to the Plan Agent through any of the following ways:

Phone Inquiries:	1-888-211-0641 or 720-358-3643
Email:	shareholder@broadridge.com
Website:	http://shareholder.broadridge.com/middlesexwater

Please note that all transactions online shall be subject to the additional Terms of Use and Linking Policy and Privacy Statement available on the website.

For All Correspondence:	Middlesex Water Company

c/o Broadridge Corporate Issuer Solutions

P.O. Box 1342

Brentwood, NY 11717

For Purchase &

Sales Requests:	Standard Mail:

Middlesex Water Company

Broadridge Corporate Issuer Solutions

P.O. Box 1342

Brentwood, NY 11717

Overnight Mail:

Middlesex Water Company

c/o Broadridge Corporate Issuer Solutions

1155 Long Island Avenue

Edgewood, NY 11717

ATTN: IWS

Be sure to include your name, address, account number, company name (both as shown on your statement) and daytime phone number on all correspondence.

5.	What kind of reports will be sent to participants in the Plan?

Statements will be sent only to participants with account activity (such as purchase, sale transfer, deposit, withdrawal of shares or dividend reinvestment). You should retain these statements in order to establish the cost basis of shares purchased under the Plan for income tax and other purposes. In addition, you will receive copies of all communications sent to all other shareholders, such as annual and quarterly reports, proxy statements and income tax information for reporting dividends paid. Under certain circumstances, in lieu of copies, you may receive a Notice of Internet Availability of Proxy Materials providing access to the Company’s Proxy Statement and Annual Report online.

6.	How do I keep track of my investments?

The Plan Agent offers online access to your account holdings at http://shareholder.broadridge.com/middlesexwater and an opportunity to participate in e-delivery of account activity statements, where offered. Access to account information is always available via their Customer Service team which can be reached at 1-888-211-0641.

ELIGIBILITY AND ENROLLMENT

Eligibility:

The Plan is available to the general public, including first time investors. Regulations in certain countries may, however, limit or prohibit participation in this type of program. Persons residing outside the United States who wish to participate in the Plan should first contact their financial or legal advisors to determine whether they are subject to any governmental regulations prohibiting their participation.

7.	How does a Company shareholder become eligible to participate in the Plan?

If you are already a registered shareholder of Common Stock (that is, your share certificates are registered directly in your name), you may enroll in the Plan by completing and returning the Direct Share Purchase and Enrollment Form to the Plan Agent and following the instructions set forth below. If the stock you own is registered in more than one name (i.e., joint tenants, trustees, etc.), all registered holders must sign the Enrollment Form. In addition, if the stock you own is registered in different names (i.e., “John Smith” and “J. Smith”), you must submit an Enrollment Form for each registration in order to participate fully in the Plan.

8.	I am not currently a shareholder. How can I enroll in the Plan?

To enroll, you must complete and submit a Direct Share Purchase and Enrollment Form and make an initial investment of at least $500.00. Your initial investment may be greater, but the maximum is $10,000.00. You have a choice of submitting the Enrollment Form which may be obtained from the Plan Agent Shareholder Services website at www.shareholder.broadridge.com/middlesexwater under “Forms” or by calling Customer Service at 1-888-211-0641. You can also utilize the easy to access Broadridge “Buy Stock Direct Plan Wizard” located on the same website by clicking on the “Plan Wizard” link on the left hand side and following the step by step process. The “Buy Stock Direct Plan Wizard” will allow you to provide the required banking information and authorize the Plan Agent to deduct the appropriate funds for your initial share purchase. (Company employees should also refer to Question 12.)

The Plan Agent will hold any personal information you provide pursuant to the Privacy Statement, which can be found at https://investor.broadridge.com. The Plan Agent will purchase whole shares and allocate fractional shares of Common Stock to equal the dollar amount of your investment, less any applicable fees.

9.	I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate?

If you currently own shares of our Common Stock that are held on your behalf by a bank or broker (that is, in “street name”), you will need to arrange with your bank or broker to have at least one (1) share registered directly in your name in order to be eligible to participate. Once the share or shares are registered in your name, you may then enroll in the Plan as described in Question 7. (Company employees should also refer to Question 12.)

10. Are there fees associated with enrollment in the Plan?

There are no brokerage fees or service charges applicable to purchases of shares under the Plan. The Company pays all general costs of administration of the Plan. However, you may incur certain charges for certain other transactions, requests or withdrawals under the Plan. These charges include but are not limited to additional fees for returned checks, returned Automated Clearing House (ACH) transactions, insufficient funds, overnight mailings, certificate issuance, check replacement, historical research, and duplicate confirmation and/or account statements (See Question 40 of this document or visit http://shareholder.broadridge.com/middlesexwater under the Buy Stock Direct Plan section for a listing of fees associated with these transactions.) If you request that the Plan Agent arrange for the sale of any shares credited to your account under the Plan, a flat administrative fee of $15, plus any applicable brokerage commission and transfer tax, is assessed per sale.

11. Are there any restrictions on participation in the Plan by shareholders residing outside the United States?

Regulations in certain countries may limit or prohibit participation in services provided under this type of program. Accordingly in the case of citizens or residents of a country other than the United States, its territories, and possessions, the Company may determine, in its sole discretion, not to allow participation because compliance with applicable regulations is not reasonably practicable.

12.	Are there special eligibility or enrollment rules applicable to Company employees?

Yes, if you are a Middlesex employee or are an employee of one of the Company’s subsidiaries (which for purposes of the Plan, includes a subsidiary of one of the Company’s subsidiaries), you have the additional option of purchasing shares through automatic payroll deductions (See Question 20 for details). Employees who participate through the automatic payroll deduction option may open a Plan account simply by completing an Enrollment Form and returning it to the Company. Employees of municipalities and municipal utility authorities under contract with the Company are not eligible to participate through automatic payroll deductions.

OPTIONAL CASH INVESTMENTS

13.	What are the minimum and maximum amounts for optional cash investments?

To purchase shares by making optional investments, you must invest at least $25.00 at any time but cannot invest more than $25,000.00 per calendar quarter. Any optional investment of less than $25.00 or more than $25,000.00 per calendar quarter will be returned without interest.

14.	How do I make an optional cash investment?

Payments for optional cash investments may be made by sending a personal check, drawn from a U.S. Bank in U. S. Dollars payable to Broadridge Corporate Issuer Solutions, Inc. along with the Direct Share Purchase and Enrollment Form indicating Optional Cash Investment. Please be sure to write the account number in the memo portion of your check and include a note identifying your account.

Mail your optional investment payment to:

Broadridge Corporate Issuer Solutions, Inc.

P.O. Box 1342

Brentwood, NY 11717

15.	Can I have optional cash investments automatically deducted from my bank account?

Yes. You can authorize automatic deduction from an account at a financial institution that is a member of the National Automated Clearing House Association. You may set up where optional monthly cash purchases of a specified amount (not less than $25.00 or more than $25,000.00 per calendar quarter) can be made automatically by electronic funds transfer from a predesignated U.S. Bank account. Automatic bank drafts will be initiated as promptly as practicable. After the automatic bank draft is established, funds will be drawn on the 25th of each month or if that date falls on a non-business day, the next business day. Visit the shareholder portal http://shareholder.broadridge.com/middlesexwater and follow the onscreen instructions in order to access your account.

Method of Payment:

Check – You may make optional investments during any month by delivering to the Plan Agent a completed purchase coupon (the tear-off portion located on the bottom of your statement or transaction advice) or Stock Purchase Form, and a personal check, money order, or bank check made payable in U.S. dollars from a U.S. bank to Broadridge Corporate Issuer Solutions, Inc.. Cash payments will not be accepted.

Automatic Bank Draft – You may pre-authorize the Plan Agent to deduct a set amount ($25.00 minimum) from a U.S. checking, savings or credit union account. To initiate the bank draft, you must complete and sign the Authorization for Monthly Investments – Optional section of the Enrollment Form, and return it to the Plan Agent with a voided check for the bank account from which funds are to be drafted. Automatic bank drafts will be initiated as promptly as practicable. As an added security measure, the Plan Agent applies a five business day hold period to the initial linkage of banking account information to your investor account as well as changes made to established direct deposit or direct debit instructions. This hold period helps prevent unauthorized transactions.

After the automatic bank draft is established for reoccurring investment, funds will be drawn on the 25th of each month or if that date falls on a non-business day, the next business day. A shareholder can also establish a onetime debit instance to be drawn from their account. You should allow up to 4 weeks for the first automatic bank draft to be initiated. In order to terminate a bank draft, you must notify the Plan Agent in writing at least ten (10) business days prior to the next automatic bank draft date in order for the termination to be effective by that date.

Dividends on Shares Purchased: If shares that you have purchased by optional investment are added to your account on or before a dividend record date, you will receive the upcoming dividend on those newly added shares as well as any other shares already credited to your account.

You have no obligation to make any optional investments under the Program.

16. Will I be charged fees for optional cash payments?

No. You will not be charged any fees in connection with your optional cash payments. However, you may incur certain charges for certain other transactions, requests or withdrawals under the Plan. (See Questions 32 and 41.)

17. How are payments with “insufficient funds” handled?

If an optional cash payment is made by a check drawn on insufficient funds or incorrect draft information, or the Plan Agent otherwise does not receive the money, the requested purchase will be deemed void, and the Plan Agent will immediately remove from your account any shares already purchased upon the prior credit of such funds. The Plan Agent may, at its discretion, through a registered broker dealer, sell such shares to satisfy any uncollected amounts or return such shares to the Company. If the net proceeds from any sale of such shares are insufficient to satisfy the balance due, the Plan Agent may, through a registered broker dealer, sell additional shares from your account as necessary to satisfy the uncollected balance.

18. When will optional cash payments be invested?

If the Plan Agent receives your optional cash payment at least two (2) days prior to the end of any month, it will invest your funds on the first business day of the next month, subject to any suspension of the Plan, including where suspension is necessary to comply with Regulation M under the Exchange Act or any other applicable securities laws. If the Plan Agent receives your payment fewer than two (2) days prior to the end of any month, it will hold your funds and invest them on the first business day of the month following the next month, subject to any suspension of the Plan as described above. Only shares which are purchased prior to the applicable record date for dividends will be entitled to receive dividends. No interest will be paid on amounts held by the Plan Agent pending investment.

19. If I send in a Plan request and change my mind, can optional cash payments be returned to me?

Once the Plan Agent receives your written or electronic request for optional cash payment, that assigned contribution and transaction are considered final and will be invested as scheduled. No interest will be paid on amounts held by the Plan Agent.

20. I am an employee eligible to participate (See Question 12). Can I make optional cash payments through automatic payroll deductions?

If you are an eligible employee and have completed six (6) months of consecutive employment and you have already enrolled in the Plan (see Questions 7, 8 and 9), you can enroll to make optional cash payments through automatic payroll deductions by completing an Employee Payroll Deduction Authorization Form and submitting it to the Company (if you have not previously enrolled in the Plan, you may do so at the same time you enroll to make optional payroll deductions). The Company (and the Plan Agent) must receive your forms sufficiently in advance of your next paycheck to allow for processing. If you are paid weekly, you may authorize payroll deductions in a specified whole-dollar amount from each regular paycheck, subject to a $5 minimum and $100 maximum per pay period. If you are paid biweekly, the minimum deduction is $10 and the maximum deduction is $200 per pay period. Payroll deductions will be counted against the limitation on optional cash payments discussed in Question 13. Once authorized, payroll deductions will continue until changed or terminated by you. Note: No interest will be paid on payroll deductions held by the Company or the Plan Agent pending investment.

PURCHASE OF COMMON STOCK

21. What is the source of Common Stock purchased through the Plan?

Share purchases will be made directly from the Company’s authorized but previously unissued Common Stock, or on the open market through a registered broker dealer.

22. How many shares of Common Stock will be purchased under the Plan and what will be the price of the shares?

Your Plan account will be credited with the number of shares (including fractional shares, computed to four decimals) equal to the amount invested for your Plan account divided by the applicable price per share. Shares purchased directly from the issuer under the Plan will be purchased and credited to your account at the average of the daily averages of the high and low sales prices of Common Stock as reported on the NASDAQ Global Select Market for the five (5) days on which the Common Stock was traded immediately preceding and ending on the applicable date of purchase.

Prices of shares purchased on the open market will be equal to the average price of all shares purchased on your behalf by the Plan Agent. In making purchases of shares for a participant’s Plan account on each investment date, the Plan Agent will commingle the participant’s funds with those of other participants under the Plan. The prices of shares purchased in the open market for participants in the Plan with reinvested cash dividends will be equal to the average price of all shares purchased for the Plan on such reinvestment date by the Plan Agent. The Plan Agent shall have no responsibility with respect to the market value of Common Stock acquired under the Plan for participant accounts. Although the Company generally bears all expenses associated with the Plan, each Plan participant will be responsible for brokerage commissions and costs associated with the sale of any shares for such participant’s account.

23. Will the Company offer discounts on the price per share?

Subject to certain limitations, the Company may, from time to time, offer shares to Plan participants at a discount from the purchase price described in Question 22. Discounts exceeding five percent (5%) may require regulatory approval to be obtained by the Company. The following conditions will apply if and when the Company offers shares at a discount: (i) the Company may limit the number of shares offered at the discounted price; and (ii) the Company may limit the time period during which the discounted price is in effect (but in no event will the time period be less than ninety (90) days.

24. How do I purchase additional Common Stock?

As a Program participant, you may purchase additional Common Stock for your account in three ways: by regular monthly electronic deductions, by one-time online bank debit, and by check.

You may authorize automatic monthly deductions from your bank account by completing and returning an authorization form or you may submit a request online by logging into your account at http://shareholder.broadridge.com/middlesexwater.

You may authorize a one-time online bank debit from your U.S. bank account by logging into your account at http://shareholder.broadridge.com/middlesexwater.

You may make optional cash investments by sending a check (in U.S. dollars) made payable to “Broadridge” along with a completed Stock Purchase Form/Coupon which is attached to each statement you receive.

As an added security measure, Broadridge applies a five business day hold period to the initial association of banking account information to your investor account as well as changes made to established direct deposit or direct debit instructions. This hold period helps prevent unauthorized transactions.

In the event purchases are made in the open market, Broadridge will submit your request to the registered broker-dealer utilized by the Program to purchase whole shares and allocate any fractional shares to equal each amount you invest, less any applicable fees. Keep in mind that the value of the stock can fluctuate.

The past performance of Common Stock is not necessarily an indicator of future performance. There can be no guarantee that the stock you purchase through the Plan will increase in value or retain its current value.

DIVIDEND REINVESTMENT

25. What dividend reinvestment options are available in the Plan?

You can choose to reinvest all of a portion of your dividends on shares that you own. Following your instructions, the Plan Agent will apply all or a part of the cash dividend to the purchase of additional shares. Below are the options for dividend reinvestment:

(a)	“Full Dividend Reinvestment” - Under this option, you direct the Company to reinvest the dividends on all of the shares of Common Stock registered in your name, as well as shares credited to your account under the Plan. In addition, you may make additional investments by making optional cash payments; or

(b)	“Partial Dividend Reinvestment” - Under this option, you direct the Company to reinvest the dividends on a portion of the shares of Common Stock registered in your name. Dividends on shares credited to your account under the Plan will be reinvested fully to the extent you have elected to participate. In addition, you may make additional investments by making optional cash payments; or

(c)	“Optional Cash Payments Only” - Under this option, you may participate in the Plan by making optional cash payments only. The Plan Agent will continue to pay cash dividends on the shares you hold outside the Plan.

The Plan Agent will return your Enrollment Form to you if you fail to select one of these options or fail to sign the Enrollment Form.

26. Must my dividends be reinvested automatically to the extent I have chosen either Full Dividend Reinvestment or Partial Dividend Reinvestment?

To the extent you have elected to participate in the Plan, cash dividends on those shares which are subject to reinvestment will be reinvested automatically in additional shares of Common Stock.

27. When will my dividends be reinvested and at what price?

If you are enrolled in the Plan as of an applicable “record date” for dividends, either all or part of the dividends on your shares (depending on which option you have chosen) will be used to purchase shares of Common Stock as of the applicable dividend payment dates. Cash dividends on the Common Stock, when and as declared, have generally been payable on the first business day of March, June, September and December. The price of the Common Stock to be purchased under the Plan is addressed in Questions 22 and 23.

28. Will I be charged fees for participating in the dividend reinvestment program?

No. You will not be charged any fees in connection with the reinvestment of your dividends under the Plan. However, you may incur certain charges for certain other transactions or requests under the Plan. (See Question 40.)

29. Can I contribute shares I hold in certificate form into my Plan Account?

Yes. If you hold paper stock certificates you may send them unsigned to the address at the end of this document via overnight delivery or some other form of traceable mail, with return receipt requested, and properly insured through the mail carrier. Please include a letter of instruction. You may also contribute any book-entry shares. Please call the Plan Agent at 1-888-211-0641 for more information. The Plan Agent will credit your book-entry registered shares to your account free of charge.

30. Can shares bought through the Plan be issued in certificate form?

These shares will be issued and held in book-entry form. However, if you so require, you may request shares be issued in certificate form in your name. To obtain a stock certificate for any or all of the whole shares in your account, simply, call or write the Plan Agent. Please note that a fee may be associated with this service.

31. Can I change my dividend reinvestment instructions once I have initially selected an option?

Yes, you may change your reinvestment instruction through the Internet or in writing at any time by completing a new Enrollment Form. If the Plan Agent received the notice of change near an upcoming dividend record date, the Plan Agent may defer changing your reinvestment option until the next dividend payment date.

GIFTS AND TRANSFERS OF SHARES

32. Can I transfer shares that I hold in the Plan or give them as gifts?

Yes. Subject to compliance with all applicable laws, you may transfer ownership of some or all of your Plan shares to new or existing shareholders by completing a Legal Transfer Form. A Legal Transfer Form is available to download and print at www.shareholder.broadridge.com. Transfers may be made in book-entry form or in certificate form. To obtain instructions for transferring your shares, please download transfer instructions from the Plan Agent website. Alternatively, you may call the Customer Service line of the Plan Agent at 1-888-211-0641, and request the Plan Agent to send you transfer instructions and the Legal Transfer Form.

You will be responsible for any applicable taxes in connection with the transfer. Signatures of all registered holders must be “Medallion Guaranteed” by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner as indicated on the participant’s account.

If you are opening a new Plan account for the transferee, you must include a completed Enrollment Form with the gift/transfer instructions

33. What about Gifts to Minors?

If you are transferring shares to a minor, you need to provide the name of the adult custodian who will be listed on the account. Once the minor has reached the age of majority, the custodian’s name can be removed.

SALE OF SHARES

34. How do I sell shares?

A registered shareholder who holds qualified, freely tradable shares of Common Stock in Direct Registration Form (i.e., shares held electronically or by book entry) can submit requests to sell shares through a registered broker-dealer through the Plan Agent website, through its toll-free telephone number or through the mail at any time. The Plan Agent will forward promptly such requests to the registered broker-dealer utilized by the Plan. This broker-dealer will sell the shares on the open market. The payment remitted for the shares sold will reflect any applicable administrative fees and brokerage commission and will be the average weighted price for all shares sold on the trade date or dates. In general, sales are made at least once a week. Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and may be traded on more than one day. The selling price will not be known until the sale is complete. A check for the proceeds of the sale of shares less applicable taxes, transaction fees and brokerage commissions, will normally be mailed to the participating shareholder by first class mail within two (2) business days after the final trade settlement date. A direct deposit for the proceeds of the sale of shares less applicable taxes, transaction fees and brokerage commissions will normally be issued to the receiving bank account within two (2) business days after the final trade settlement date.

The ability to purchase or sell shares through the Plan is intended to be a convenience. However, you may find it more convenient or economical to effect such transactions through a broker of your choice. Participation in the Plan is strictly voluntary.

If you request that the Plan Agent sell any of the shares credited to your account under the Plan, a flat fee of $15, plus any applicable brokerage commission and transfer tax, is assessed per sale.

Participants should be aware that the share price of Common Stock may fluctuate between the time your transaction request is received and the time the transaction is carried out on the open market. This price risk will be borne solely by you. The Plan Agent may, but is not obligated to, accept written requests to revoke transaction requests.

CUSTODIAL SERVICE

35. How does the custodial service (book-entry shares) work?

All shares of Common Stock that are purchased through the Plan will be held by the Plan Agent and reflected in book-entry form in the participant’s account on the records of the Plan Agent. A Plan participant who holds Common Stock certificates may also, at any time, deposit those certificates for safekeeping with the Plan Agent, and the shares represented by the deposited certificates will be included in the book-entry form in the participant’s account.

36. How do I deposit my Common Stock certificates with the Plan Agent?

To deposit certificates into the Plan and benefit from the safekeeping feature of the Plan, participants should mail their certificates, via registered and insured mail, to Broadridge Corporate Issuer Solutions, Inc., 1155 Long Island Avenue, Edgewood, NY 11717. Certificates should be accompanied by a completed Authorization Form, specifying that 1) the shares are furnished for safekeeping, and that 2) dividends on all or a portion of such shares are to be either reinvested pursuant to the Plan or paid in cash.

Note: The certificates should not be endorsed and the assignment section should not be completed.

37. Are there any charges associated with this custodial service?

No. There is no cost to you either for having the Plan Agent hold the shares purchased for you through the Plan or for depositing with the Plan Agent the stock certificates you hold for the purpose of adding the shares to your book-entry share position. However, you may incur certain charges for certain other transactions or requests under the Plan (See Questions 32 and 41).

ISSUANCE OF STOCK CERTIFICATES

38. Will stock certificates be issued for shares acquired through the Plan?

No. Stock certificates will not be issued for shares in a Plan account unless a specific request is made to the Plan Agent. The Plan’s book-entry custodial service eliminates the risk and cost of certificate loss, theft or destruction.

39. How do I request a stock certificate?

Certificates for full shares held in the plan may be obtained by writing the Plan Agent and requesting the issuance of shares in certificate form (See http://shareholder.broadridge.com/middlesexwater under the Buy Stock Direct Plan section for the fee associated with such requests). Certificates for fractional shares will not be issued under any circumstances.

SERVICE FEES

40. What are the fees associated with participation in the Plan?

There are fees associated with certain transactions, requests or withdrawals under the Plan and are outlined below:

Purchases:
Initial Setup Fee	No Charge
Check Processing Fee	No Charge
Purchase Trading Fee	No Charge

In addition, with respect to each purchase effectuated in the open market, the Plan Agent will forward a brokerage commission fee of $0.10 per share purchased to the registered broker-dealer utilized by the Plan, which is paid by the Company at this point in time. The Plan Agent will retain no portion of any brokerage commission fee.

Sales:

In connection with each market order and batch order sale, the Plan Agent will charge a flat administrative fee of $15.00 per transaction request and will forward a brokerage commission fee of $0.10 per share sold to the registered broker-dealer utilized by the Plan. The Plan Agent will retain no portion of any brokerage commission fee. To effectuate sales, the executing broker-dealer will deduct these fees from the sale proceeds, and then cause the remaining sale proceeds to be delivered to you at your mailing address or bank account information on file with the Plan Agent.

Additional Fees:

Returned Checks $30.00/check
Returned ACH	$25.00/return
Historical Research fee	$25.00/request
Replacement check fee	$3.00/request
Insufficient Funds	$30.00/instance
Overnight Mailings	$25.00/mailing
Certificate Issuance	$50.00/certificate
Duplicate Confirmation Statements
-Electronic	No Charge
-Paper	$10.00
Duplicate Account Statements
-Electronic	No Charge
-Paper	$10.00

Reinvestment of Dividends:
Dividend Reinvestment Fee	No Charge

The fees set forth in this Schedule are subject to change.

WITHDRAWAL FROM THE PLAN

41. How do I close my Plan account?

Termination requests can be made online via http://shareholder.broadridge.com/middlesexwater or mailed to the Plan Agent with the transaction form included with your statement. Upon termination, you must elect either (a) to receive a certificate for the number of whole shares held in your Plan account and a check for the value of any fractional share (which value will be based on the current market price of the Common Stock), or (b) to have all of the shares in your Plan account sold for you.

If you request that your shares be sold, the Plan Agent will arrange for the sale in the market, if practicable, within ten (10) trading days after receipt of the request. You will receive the proceeds of sale, less any brokerage commission, sales fee(s), and transfer tax. Receipt by the Plan Agent of due notice of a participant’s death or incompetence shall be deemed a notice of withdrawal. Because the Plan Agent will arrange for the sale of shares on behalf of the Plan, neither the Company nor any participant under the Plan has the authority or power to control the timing or pricing of sales, or the selection of the broker dealer making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of the Common Stock. The price of the Common Stock could go up or down before the broker sells your shares. In addition, you will not earn interest on any cash proceeds generated by a sales transaction for your account.

Participants should be aware that the share price may fluctuate between the time your transaction request is received and the time the transaction is carried out on the open market. This price risk will be borne solely by you. The Plan Agent may, but is not obligated to, accept written requests to revoke transaction requests.

Any certificates issued upon termination will be issued in the name or names in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than the name or names on your Plan account, your signature (and that of any co-owner) on the instructions or stock power must be “Medallion Guaranteed” by a financial institution participating in the Medallion Guarantee program (See Question 32). You will be responsible for any applicable taxes in connection with the transfer. No certificates will be issued for fractional shares of Common Stock.

The Plan Agent will process notices of withdrawal and send proceeds to you as soon as practicable, without interest.

42. Do eligible employees investing through payroll deduction need to do anything else to withdraw from the Plan?

Yes. In addition to sending a withdrawal request to the Plan Agent, you must notify the Company in writing in order to discontinue the payroll deduction. The Company must receive your request sufficiently in advance of your next paycheck to allow for processing. Any amounts held by the Company of the Plan Agent which have not been invested, will be returned to you, without interest.

43. Can an eligible employee terminate automatic payroll deduction and still remain in the Plan?

Yes, an eligible employee may decide to terminate their payroll deduction but choose to leave their shares in the Plan and otherwise continue to participate. In such an instance, employees may continue to make optional cash payments directly to the Plan Agent.

44.	After withdrawing from the Plan, may employees later re-enroll?

Generally yes. Eligible employees may re-enroll by following the procedures for enrollment, however the Company reserves the right to reject enrollment form if it believes their participation may be contrary to the general intent of the Plan (promoting long-term ownership of Common Stock) or in violation of applicable law.

45.	Can the Company unilaterally terminate or suspend my participation in the Plan?

The Company reserves the right to terminate you from the Plan if fewer than one (1) share of Common Stock are held in your Plan account and you no longer remain a record holder of Common Stock subject to automatic dividend reinvestment under the Plan. In such a case, you will be issued a check for the cash value of any fractional share in your Plan account. In addition, the Company reserves the right to modify, suspend or terminate you from the Plan if it believes that your participation (i) may be contrary to the general intent of the Plan (promoting long-term ownership of shares of Common Stock), (ii) may adversely affect the market price or trading volume of our Common Stock, or (iii) is in violation of applicable law.

If a participant engages in short-term trading activities or any other activities that could affect the normal trading volume or pricing of our Common Stock, we may prevent that participant from continuing to participate in the Plan. In addition, we also may prevent participation by financial intermediaries, investment clubs or other nominees who engage in positioning transaction in order to benefit from any discount from the market price for shares acquired under the Plan.

The Company reserves the right to temporarily suspend direct purchases and certain other activities under the Plan in connection with any other securities offering the Company may conduct in the future to the extent necessary for the Company to comply with Regulation M under the Exchange Act or any other applicable securities laws. The Company can exercise this right by giving written instructions to the Plan Agent and without advance notice to Plan participants.

ADDITIONAL INFORMATION

46.	How would a stock split or stock dividend affect my account?

Any shares resulting from a stock split or stock dividend paid on shares held in custody for you by the Plan Agent of held by you in certificate form will be credited to your book-entry position. Of course, you may request a certificate at any time for any or all of your shares.

47.	How do I vote my Plan shares at shareholders’ meetings?

As a Plan participant, you will be sent a Notice of Internet Availability of Proxy Materials with instructions on how to request hard copy materials, how to view the Company’s Proxy Statement and Annual Report online and how to vote your shares registered directly in your name. If the proxy card is not returned or voted or it is returned unsigned, the shares will not be voted unless you or a duly appointed representative votes in person at the Annual Meeting. As is the case with stockholders not participating in the Plan, if no instructions are indicated on a properly signed and returned proxy card, all of the shares represented by the proxy card will be voted in accordance with the recommendations of the Company’s management.

48.	What about taxes?

The Plan Agent will send a Form 1099-DIV to shareholders and the Internal Revenue Service after each year-end, reporting any dividend income received during the year (which may consist of dividends and any applicable fees paid). Shareholders who sell shares through the Plan Agent will receive a Form 1099-B and the same form sent to the Internal Revenue Service showing the total proceeds of the transactions. For non-U.S. persons, the Plan Agent will send a Form 1042-S and the Internal Revenue Service after each year-end, reporting any dividend income received during the year. Shareholders should maintain their account statements sent by the Plan Agent, which are helpful for record keeping and tax purposes.

49.	Can the Plan be changed or discontinued?

While the Company intends at the present time to continue the Plan indefinitely, the Company reserves the right to amend, suspend, modify or terminate the Plan at any time, including to the extent we determine reasonably necessary or desirable in order to comply with Regulation M under the Exchange Act or any other applicable securities laws. Notice of any such amendment, suspension, modification or termination will be sent to all Plan participants, except with respect to suspension as a result of Regulation M under the Exchange Act, we may effect such suspension by way of notice to the Plan Agent. The Plan Agent reserves the right to resign at any time upon reasonable notice to the Company in writing. The Company reserves the right to elect and appoint at any time a new agent including itself or its nominee to administer the Plan. Upon termination of the Plan by the Company, the Company or the Plan Agent, as the case may be, will return any uninvested optional cash payments and payroll deductions, issue a certificate for whole shares credited to each account under the Plan, and make a cash payment for any fractional share credited to each account.

50.  Who reserves the right to interpret the Plan?

The Company reserves the right to interpret the Plan as may be necessary or desirable in connection with the operation of the Plan.

LIMITATION OF LIABILITY

IF YOU CHOOSE TO PARTICIPATE IN THE PLAN, YOU SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE PLAN AGENT CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES THAT YOU PURCHASE UNDER THE PLAN.

Neither the Company nor the Plan Agent, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including without limitation any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death or incompetence, the price at which shares are purchased or sold for the participant’s account, the times when purchases or sales are made, or fluctuations in the market value of Common Stock. This limitation of liability will not constitute a waiver by any participant of his or her rights under the federal securities laws.

Although the Plan provides for the reinvestment of dividends, the declaration and payment of dividends will continue to be determined by the Board of Directors of the Company in its discretion, depending upon future earnings, the financial condition of the Company and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain United States federal income tax consequences of participating in the Plan to U.S. participants (as defined below). This summary is based on current law and regulations as of the date of this prospectus supplement. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus supplement. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the Internal Revenue Service regarding the tax consequences associated with participating in the Plan, and the statements in this prospectus supplement are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service or will be sustained by a court if challenged by the Internal Revenue Service.

This summary does not discuss any state, local or foreign tax consequences associated with the participation in the Plan, or the ownership, sale or other disposition of our stock. This summary deals only with holders who hold Common Stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, it does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;
•	insurance companies;
•	tax-exempt organizations;
•	“S” corporations;
•	regulated investment companies and real estate investment trusts;
•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States;
•	dealers in securities or currencies;
•	persons holding Common Stock as a hedge against currency risks or as a position in a straddle; or
•	United States persons whose functional currency is not the United States dollar.

If a partnership holds Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Common Stock, you should consult your tax advisor regarding the tax consequences of participating in the Plan and the ownership and disposition of Common Stock.

If you are considering participating in the Plan, you are strongly urged to consult your tax advisors concerning the application of United States federal income tax laws to your particular situation, the consequences of your participation in the Plan, the ownership and disposition of Common Stock arising under the laws of any state, local or foreign taxing jurisdiction.

U.S. Participant

When we use the term “U.S. participant,” we mean a participant in the Plan who, for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. participants.

Tax Consequences of Dividend Reinvestment

In the case of Common Stock purchased by the Plan Agent from us, U.S. participants in the Plan will be treated, for federal income tax purposes, as having received a distribution equal to the fair market value, as of the investment date, of the Common Stock purchased with their reinvested dividends. The discount, if any, will be treated as being part of the distribution received. Each participant will receive an annual statement from the Plan Agent indicating the amount of reinvested dividends reported to the Internal Revenue Service as a distribution.

In the event the Plan Agent purchases Common Stock in open market transactions or in negotiated transactions with third parties, however, we intend to take the position that the amount of the distribution received by a U.S. participant is equal to the purchase price of such shares plus a pro rata share of any brokerage trading fees or other related charges paid by us in connection with the Plan Agent’s purchase of the Common Stock on behalf of the U.S. participant. The Plan currently provides that we will pay brokerage trading fees for the purchase of Common Stock in the open market or in negotiated transactions with third parties.

As in the case of non-reinvested cash distributions, the distributions described above will constitute taxable dividend income to U.S. participants to the extent of our current and accumulated earnings and profits allocable to the distributions. Any excess distributions will constitute a return of capital which reduces the basis of the U.S. participant’s Common Stock and will be taxed as capital gain to the extent that such distributions exceed the U.S. participant’s tax basis in the U.S. participant’s Common Stock.

A U.S. participant’s tax basis in the Common Stock acquired under the Plan will generally equal the total amount of distributions the U.S. participant is treated as receiving, as described above. A U.S. participant’s holding period in the Common Stock generally begins on the day following the date on which the Common Stock are credited to the U.S. participant’s Plan account.

Tax Consequences of Optional Cash Payments

The Internal Revenue Service has indicated through private letter rulings that U.S. participants participating in the dividend reinvestment part of the Plan and who elect to purchase shares by optional cash payments or as an initial investment will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the Common Stock purchased over the amount of the cash payment made by the U.S. participant. Also, if the Plan Agent acquires Common Stock in an open market transaction, then a U.S. participant will be treated as receiving a distribution equal to a pro rata share of any brokerage trading fees or other related charges paid by us on behalf of the U.S. participant. The Plan currently provides that we will pay brokerage trading fees for the purchase of Common Stock in the open market or in negotiated transactions with third parties.

Any distributions which the U.S. participant is treated as receiving, including the discount, would be taxable dividend income, capital gain or reduce the basis in the U.S. participant’s Common Stock, or some combination of these treatments, under the rules described above under “Tax Consequences of Dividend Reinvestment.”

The Internal Revenue Service has issued private letter rulings that state that a U.S. participant who participates solely in the cash purchase portion of a plan would not be treated as having received a distribution of the discount amount and, therefore, would not realize any income upon purchase attributable to the discount. Private letter rulings are only binding on the Internal Revenue Service with respect to the taxpayer to which the ruling was issued. Therefore, there can be no assurance that the Internal Revenue Service would take this position with respect to transactions occurring under the Plan.

The tax basis of the Common Stock acquired by optional cash payments or as an initial investment will generally equal the total amount of distribution a U.S. participant is treated as receiving, as described above, plus the amount of the cash payment. A U.S. participant’s holding period for Common Stock purchased under the Plan generally will begin on the day following the date on which the shares are credited to the U.S. participant’s Plan account.

Tax Consequences of Dispositions

A U.S. participant may realize gain or loss when shares of Common Stock are sold or exchanged, whether the sale or exchange is made at the U.S. participant’s request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when the U.S. participant receives a cash payment for a fraction of a share credited to his or her account. The amount of the gain or loss will be the difference between the amount that the U.S. participant receives for the Common Stock or fraction of a share and the tax basis the U.S. participant has for the Common Stock or fraction of a share.

Backup Withholding and Administrative Expenses

In general, any dividend reinvested under the Plan is not subject to federal income tax withholding. We or the Plan Agent may be required to deduct as “backup withholding” on all distributions paid to a stockholder, regardless of whether those distributions are reinvested. Similarly, the Plan Agent may be required to deduct backup withholding from all proceeds of sales of Common Stock held in a Plan account. A U.S. participant is subject to backup withholding if (1) the participant has failed to properly furnish us and the Plan Agent with the U.S. participant’s taxpayer identification number; (2) the Internal Revenue Service notifies us or the Plan Agent that the identification number furnished by the participant is incorrect; (3) the Internal Revenue Service notifies us or the Plan Agent that backup withholding should be commenced because the participant failed to report properly distributions paid to him, her or it; or (4) when required to do so, the participant fails to certify, under penalties of perjury, that the participant is not subject to backup withholding.

Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, dividends to be reinvested under the Plan by participants subject to backup withholding will be reduced by the backup withholding amount. The withheld amounts constitute a credit on the participant’s income tax return. We intend to take the position that administrative expenses of the Plan paid by us are not constructive distributions to U.S. participants.

USE OF PROCEEDS

Shares purchased for Plan participants with reinvested cash dividends and optional cash investments will, at the Company’s option, be shares newly issued by the Company or shares purchased on the open market. The Company and the Plan Agent are unable to estimate the number of shares, if any, that will be purchased directly from the Company under the Plan or the amount of proceeds from any such shares. The net proceeds will be used by the Company for general corporate purposes.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued shares of Common Stock sold under the Plan. The Plan Agent will assist in the administration of the Plan, but will not be acting as an underwriter with respect to shares of Common Stock sold under the Plan. You will pay no service fees or brokerage trading fees for acquisitions of shares under the Plan, whether the shares are newly issued or purchased in the open market. The Common Stock is currently listed on the Nasdaq Global Select Market.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing stockholders and new investors who may be engaged in the securities business.

Persons who acquire shares of Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of Common Stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts applicable to optional cash payments and initial investments made under the Plan. Those transactions may cause fluctuations in the trading volume of Common Stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of Common Stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

LEGAL MATTERS

The legality of the Common Stock covered hereby will be passed upon by Jay L. Kooper, Vice President, General Counsel and Secretary, Middlesex Water Company.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of our internal control over financial reporting have been audited by Baker Tilly Virchow Krause, LLP, an independent registered accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

INDEMNIFICATION

The Company’s By-Laws provide for indemnification of officers, directors and employees of the Company in certain circumstances for certain liabilities and expenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

THIS PROSPECTUS SUPPLEMENT SHOULD BE RETAINED BY PLAN PARTICIPANTS FOR FUTURE REFERENCE.

PROSPECTUS

Middlesex Water Company

Common Stock

From time to time, we may offer, issue and sell shares of our Common Stock in one or more offerings.

This prospectus provides a general description of the securities we may offer. When we offer securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

Our Common Stock is traded on The NASDAQ Global Select Market under the symbol “MSEX”.

We may offer and sell our securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis or through a combination of such methods. See “Plan of Distribution” on page 13. If agents, underwriters or dealers are used to sell our securities, we will name them and describe their compensation in a prospectus supplement. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Investing in our securities involves certain risks. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 4 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 6, 2019

 i

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this documentation are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. Neither the delivery of this prospectus or any accompanying prospectus supplement, nor any sale of securities made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, any accompanying prospectus supplement or any free writing prospectus we may provide you in connection with an offering or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. You should assume that the information in this prospectus or any accompanying prospectus supplement, as well as the information incorporated by reference in this prospectus or any accompanying prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

 ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (“SEC”) using the “shelf” registration process. Under the shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus in a manner not described herein, we will provide you with a prospectus supplement that will contain specific information about the terms of the offering and means of distribution. A prospectus supplement may include other special considerations applicable to such offering of securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. We urge you to carefully read this prospectus, the applicable prospectus supplement and any free writing prospectus relating to the specific issue of securities, together with the information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before you invest in our securities.

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of the applicable securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part. References to “securities” include any security that we might sell under this prospectus or any prospectus supplement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information”.

COMPANY OVERVIEW

Middlesex Water Company was incorporated as a water utility company in 1897 and owns and operates regulated water utility and wastewater systems in New Jersey, Delaware and Pennsylvania. Middlesex also operates water and wastewater systems under contract on behalf of municipal and private clients in New Jersey, Delaware and Maryland.

The terms “the Company,” “we,” “our,” and “us” refer to Middlesex Water Company and its subsidiaries, including Tidewater Utilities, Inc. (“Tidewater”) and Tidewater’s wholly-owned subsidiaries, Southern Shores Water Company, LLC (“Southern Shores”) and White Marsh Environmental Systems, Inc. (“White Marsh”). The Company’s other subsidiaries are Pinelands Water Company (“Pinelands Water”) and Pinelands Wastewater Company (“Pinelands Wastewater”), Utility Service Affiliates, Inc. (“USA”), Utility Service Affiliates (Perth Amboy) Inc., (“USA-PA”), Tidewater Environmental Services, Inc. (“TESI”) and Twin Lakes Utilities, Inc. (“Twin Lakes”).

The Company’s principal executive offices are located at 485C Route 1 South, Suite 400, Iselin, New Jersey 08830. Our telephone number is (732) 634-1500. Our website address is http://www.middlesexwater.com. Except as expressly stated herein, no information contained in, or that can be accessed through, our website is incorporated by reference into this prospectus, and no such information should be considered a part of this prospectus. We make available, free of charge through our website, reports and amendments filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) after such material is electronically filed with or furnished to the SEC.

Middlesex System

The Middlesex System in New Jersey provides water services to approximately 61,000 retail customers, primarily in eastern Middlesex County, New Jersey and provides water under wholesale contracts to the City of Rahway, Townships of Edison and Marlboro, the Borough of Highland Park and the Old Bridge Municipal Utilities Authority. The Middlesex System treats, stores and distributes water for residential, commercial, industrial and fire protection purposes. The Middlesex System also provides water treatment and pumping services to the Township of East Brunswick under contract. The amount of water supply allocated to the Township of East Brunswick is granted directly to the Township by the New Jersey Water Supply Authority.

The Middlesex System’s retail customers are located in an area of approximately 55 square miles in Woodbridge Township, the City of South Amboy, the Boroughs of Metuchen and Carteret, portions of the Township of Edison and the Borough of South Plainfield, all in Middlesex County and a portion of the Township of Clark in Union County. Retail customers include a mix of residential customers, large industrial concerns and commercial and light industrial facilities. These customers are located in generally well-developed areas of central New Jersey.

The contract customers of the Middlesex System comprise an area of approximately 110 square miles with a population of approximately 219,000. Contract sales to the Townships of Edison and Marlboro, the City of Rahway and the Old Bridge Municipal Utilities Authority are supplemental to the water systems owned and operated by these customers. Middlesex is the sole source of water for the Borough of Highland Park and the Township of East Brunswick.

Middlesex provides water service to approximately 300 customers in Cumberland County, New Jersey. This system is referred to as Bayview, and is not physically interconnected with the Middlesex System.

Through our subsidiary, USA-PA, we operate the water supply system and wastewater system for the City of Perth Amboy, New Jersey. Our other New Jersey subsidiaries, Pinelands Water and Pinelands Wastewater, provide water and wastewater services to residents in Southampton Township, New Jersey. Our USA subsidiary operates the Borough of Avalon, New Jersey’s water utility, sewer utility and storm water system under a ten-year operations and maintenance contract. Under a marketing agreement with HomeServe USA, USA offers residential customers in New Jersey and Delaware a menu of water and wastewater related home maintenance programs. USA also provides unregulated water and wastewater services under contract with several other smaller New Jersey municipalities.

Tidewater System

Tidewater, together with its wholly-owned subsidiary, Southern Shores, provides water services to approximately 47,000 retail customers for residential, commercial and fire protection purposes in approximately 415 separate communities in New Castle, Kent and Sussex Counties, Delaware. White Marsh is a wholly-owned subsidiary of Tidewater that is unregulated as to rates and operates or maintains more than 55 water and/or wastewater systems under contracts that serve approximately 4,000 residential customers.

TESI System

Our TESI subsidiary provides wastewater collection and treatment services to approximately 3,600 residential customers in Sussex County, Delaware.

Twin Lakes System

Our Pennsylvania subsidiary, Twin Lakes, provides water services to approximately 120 customers in Shohola, Pennsylvania.

RISK FACTORS

Investing in our securities involves certain risks. You should carefully consider the risks and uncertainties described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described under the headings “Risk Factors” in the documents incorporated herein by reference, including in our Annual Report on Form 10-K for the year ended December 31, 2018, in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, before making an investment decision. The risks and uncertainties we have described are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or the negative of these words or other comparable terminology. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors referenced in the section “Risk Factors.”

This prospectus, including the sections entitled “About this Prospectus” and “Risk Factors,” contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our expected financial condition, performance, prospects and earnings;
•	strategic plans for growth;
•	our expected liquidity needs during the upcoming fiscal year and beyond and the sources and availability of funds to meet our liquidity needs;
•	expected customer rates, consumption volumes, service fees, revenues, margins, expenses and operating results;
•	financial projections;
•	the expected amount of cash contributions to fund our retirement benefit plans, anticipated discount rates and rates of return on retirement benefit plan assets;
•	our the ability to pay dividends;
•	our compliance with environmental laws and regulations and estimations of the materiality of any related costs;
•	the safety and reliability of our equipment, facilities and operations;
•	trends;
•	the availability and quality of our water supply;

•	the decisions of governmental and regulatory bodies, including decisions to raise or lower customer rates;
•	the timeliness and outcome of regulatory commissions' actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions, taxes, permitting and other decisions;
•	changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts;
•	limitations on the availability of our water supplies or sources of water, or restrictions on our use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors;
•	changes in laws, governmental regulations and policies, including with respect to environmental, health and safety, water quality and emerging contaminants, public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections;
•	weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds flooding, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms and solar flares;
•	our ability to appropriately maintain current infrastructure, including our operational and information technology (“IT”) systems;
•	exposure or infiltration of our critical infrastructure, operational technology and IT systems, including the disclosure of sensitive or confidential information contained therein, through physical or cyber-attacks or other means;
•	our ability to obtain permits and other approvals for projects;
•	changes in our capital requirements;
•	our ability to control operating expenses and to achieve efficiencies in our operations; and
•	the intentional or unintentional actions of a third party, including contamination of our water supplies or water provided to our customers.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those indicated by these forward-looking statements, as well as those risks more fully discussed in the “Risk Factors” section in this prospectus, the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Item 1A: Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K for the period ended December 31, 2018, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

Given these uncertainties, readers should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, we do not undertake to update any forward-looking statements after the date of this prospectus or the respective dates of documents incorporated by reference herein or therein that include forward-looking statements.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we may offer by this prospectus to fund our capital expenditures, to provide capital for our growth strategy and to purchase and maintain plant equipment, as well as for working capital and other general corporate purposes. Our management will have broad discretion in the use and allocation of net proceeds from the sale of any securities sold by us.

DESCRIPTION OF OUR CAPITAL STOCK

General

The following description of certain terms of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our restated certificate of incorporation, as amended, our by-laws as amended, and the applicable provisions of the New Jersey Business Corporation Act. Our restated certificate of incorporation, as amended, and a copy of our by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. We encourage you to read our restated certificate of incorporation, as amended, and our by-laws, as amended, in their entirety.

As of June 30, 2019, our authorized capital stock consists of 40,000,000 shares of Common Stock, no par value; 123,357 shares of Preferred Stock, no par value; and 100,000 shares of Preference Stock, no par value. As of June 30, 2019, 16,554,059 shares of Common Stock, 23,357 shares of Preferred Stock and no shares of the Preference Stock were outstanding.

The authorized Preferred Stock is comprised of four designated series: $7 Series Cumulative Preferred Stock”, “$4.75 Series Cumulative Preferred Stock”, “$7 Cumulative and Convertible Preferred Stock”, “$8 Cumulative and Convertible Preferred Stock”, and undesignated shares. The Board of Directors is authorized to determine and designate the rights, preferences and privileges of the 100,000 shares of undesignated Preferred Stock and the 100,000 shares of Preference Stock from time to time.

Dividend Rights

Holders of outstanding shares of Preferred Stock have a preferred right to payment of cash dividends, before payment of dividends on Common Stock, at the following per annum rates: $7 Series Cumulative Preferred Stock at the rate of $7.00 per share, $4.75 Series Cumulative Preferred Stock at the rate of $4.75 per share, $7 Cumulative and Convertible Preferred Stock at the rate of $7.00 per share and $8 Cumulative and Convertible Preferred Stock at the rate of $8.00 per share. Dividend preferences among all these series are pari passu with one another.

Whenever all cumulative dividends have been paid on outstanding Preferred Stock and the Preference Stock outstanding, the Board of Directors may declare and pay dividends on the outstanding Common Stock out of legally available funds. The Company’s outstanding mortgage indenture limits payments for cash dividends and share repurchases, but only if the aggregate amount of all payments of cash dividends and share repurchases actually paid from and after December 31, 1972 exceeds the aggregate of all consolidated net income of the Company for the same period by at least $1 million. This limitation has had no impact on payment of dividends or share repurchases since 1972.

Voting Rights

Every holder of Common Stock is entitled to one vote for each share held of record. Our Board of Directors is divided into three classes of directors, serving staggered three-year terms. A classified board has the effect of increasing the time required to effect a change in control of the board.

No holder of Preferred Stock or Preference Stock has any right to vote for the election of directors or, except as otherwise required by law, for any other purpose. However, if and whenever dividends on the outstanding Preferred Stock are in arrears in an amount equal to at least four quarterly dividends, the holders of the outstanding Preferred Stock of all series, voting as a class, are entitled, until all dividends in arrears are paid, to elect two members to the Board of Directors, which two members shall be in addition to the directors elected by the holders of the Common Stock. If and whenever dividends on outstanding Preference Stock are in arrears in an amount equal to at least four quarterly dividends, the holders of the outstanding Preference Stock of all series, voting as a class, are entitled, until all dividends in arrears are paid, to elect two members to the Board of Directors, in addition to the members elected by the holders of the Common Stock and by the holders of the Preferred Stock.

Liquidation Rights

Holders of Common Stock are entitled to share on a pro rata basis, subject to the preferred rights of holders of Preferred Stock and Preference Stock (as outlined below), in the assets of the Company legally available for distribution to shareholders in the event of the Company’s liquidation, dissolution or winding up.

Preferred Stock

As of June 30, 2019, our restated certificate of incorporation, as amended, authorized the issuance of 123,357 shares of Preferred Stock of which 23,357 shares were outstanding as of June 30, 2019, in several series as described below.

$7 Series Cumulative Preferred Stock.

There were 784 shares of this series issued and outstanding at June 30, 2019. The holders of shares in this series have a liquidation preference in the amount of $100 per share. Shares of this series may not be converted into shares of any other class or series, and are not subject to redemption.

$4.75 Series Cumulative Preferred Stock

There were 10,000 shares of this series issued and outstanding at June 30, 2019. The holders of shares in this series have a liquidation preference in the amount of the redemption price for such shares in effect at the time in the event of a voluntary liquidation, and $100 per share plus accumulated and unpaid dividends thereon in the event of an involuntary liquidation. The Company may redeem shares of this series in any calendar year at a price of $100 per share plus accumulated and unpaid dividends thereon. Shares of this series may not be converted into shares of any other class or series.

$7 Cumulative and Convertible Preferred Stock.

There were 9,573 shares of this series issued and outstanding at June 30, 2019. The shares have a liquidation preference in the amount of the redemption price for such shares in effect at the time in the event of a voluntary liquidation, and $100 per share in the event of an involuntary liquidation plus accrued and unpaid dividends. Each share is convertible into Common Stock at the option of the holder at a conversion rate of 12 shares of Common Stock for each share of this series converted. The Company may redeem up to 10% of the outstanding shares of this series in any calendar year at a price equal to the fair value of three shares of Common Stock for each share of this series redeemed.

$8 Cumulative and Convertible Preferred Stock.

There were 3,000 shares of this series issued and outstanding at June 30, 2019. The shares have a liquidation preference in the amount of $120 per share plus accrued and unpaid dividends. Each share is convertible into Common Stock at the option of the holder or the Company at a conversion rate of 13.714 shares of Common Stock for each share of this series converted. This series is not subject to redemption.

Preference Stock

No shares of authorized Preference Stock are issued and outstanding. The Board of Directors has the power to divide authorized Preference Stock in one more series, and to designate for each series the rights, preferences and conditions of each series as to matters such as dividend rates, liquidation preference voting rights, conversion and redemption.

Common Stock

There were 40,000,000 shares of Common Stock authorized, and 16,554,059 shares of Common Stock issued and outstanding, as of June 30, 2019.

The prospectus supplement relating to any Common Stock being offered will include specific terms relating to the offering.

Restriction on Acquisitions

As a New Jersey corporation, we are a subject to New Jersey’s Shareholder Protection Act (the “Shareholder Protection Act”). The Shareholder Protection Act bars any “business combination” as defined in that Act (generally, a merger or other acquisition transaction) with any person or affiliate of a person who owns 10% or more of the our outstanding voting stock for a period of five years after such person first owns 10% or more the voting shares, unless the “business combination” both is approved by the Board of Directors prior to the time that person acquires 10% or more of our voting stock and meets certain other statutory criteria.

Stock Exchange Listing

Our Common Stock is listed on the NASDAQ Global Select Market. The trading symbol for our Common Stock is “MSEX.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc. The transfer agent and registrar’s address is P.O. Box 1342, Brentwood, New York 11717.

Indemnification

Our restated certificate of incorporation, as amended, and our by-laws, as amended, provide that we shall indemnify our directors and officers to the fullest extent permitted by law. These agreements will, among other things, indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of us or that person’s status as a member of our Board of Directors.

PLAN OF DISTRIBUTION

We may offer and sell the securities covered by this prospectus from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods, including the following:

•	through agents;
•	to or through underwriters;
•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;
•	through brokers or dealers;
•	directly by us to purchasers, including through a specific bidding, auction or other process; or
•	through a combination of any of these methods of sale.

Registration of the securities covered by this prospectus does not mean that those securities necessarily will be offered or sold.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include, without limitation:

•	purchases of the securities by a broker-dealer as principal;
•	ordinary brokerage transactions; or
•	transactions in which the broker-dealer solicits purchasers.

We may sell offered securities through agents designated by us from time to time. Any agent in the offer or sale of the securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the applicable prospectus supplement. Unless indicated in such prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers agents or other persons acting on our behalf that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is satisfied.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities, if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

To the extent that we make sales through one or more underwriters or agents in at the market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at the market offering arrangement between us and the underwriters or agents. If we engage in at the market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined as of the date of this prospectus. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our Common Stock. The terms of each such agreement will be set forth in more detail in a prospectus supplement.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Jay L. Kooper, Vice President, General Counsel and Secretary, Middlesex Water Company. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of our internal control over financial reporting have been audited by Baker Tilly Virchow Krause, LLP, an independent registered accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are subject to the information requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption. We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to the Secretary at 485C Route 1 South, Suite 400, Iselin, NJ 08830, 732-634-1500. You may also find these documents in the “Investor Relations” section of our website, www.middlesexwater.com. Except as expressly stated herein, no information contained in, or that can be accessed through, our website is incorporated by reference into this prospectus, and no such information should be considered a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file after the date hereof with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, after the date of this prospectus and prior to the termination of this offering:

•	Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 8, 2019;

•	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2019, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 6, 2019;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on July 31, 2019;

•	Current Reports on Form 8-K filed with the SEC on January 29, 2019, April 22, 2019, April 25, 2019, May 22, 2019, July 2, 2019, July 25, 2019, August 5, 2019 and September 6, 2019 (in each case, except for information contained therein which is furnished rather than filed); and

•	The material under the caption “Description of Capital Stock” in the Company’s Registration Statement on Form 8-A under Section 12(g) of the Exchange Act, which incorporates by reference the information under “Common Stock” in the prospectus constituting a part of the Company’s Registration Statement on Form S-1 (File No. 2-55058) and any subsequent amendments and reports filed for the purposes of updating such descriptions.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:

Middlesex Water Company 485C Route 1 South, Suite 400, Iselin, New Jersey 08830 (732) 634-1500.

You may also access these documents, free of charge on the SEC’s website at http://www.sec.gov or on our website at www.middlesexwater.com. Except as expressly stated herein, no information contained in, or that can be accessed through, our website is incorporated by reference into this prospectus, and no such information should be considered a part of this prospectus.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

382,187 Shares

Middlesex Water Company

Investment Plan